Exhibit 1.04

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Appoints Au as New Independent Director to Boards of CDC Mobile and CDC Games

HONG KONG, ATLANTA, June 18, 2007 – CDC Corporation (NASDAQ: CHINA) focused on global enterprise software and China New Media, which includes mobile applications, online games and a portal for the China market, today announced that Frank K. Au has been named to the Board of Directors for CDC Mobile and CDC Games.

Au is the managing director and co-founder of Latitude Capital Group, an Asian boutique investment banking group focused on China cross-border mergers and acquisitions, and private placements in the technology, industrial, consumer, healthcare and logistics and distribution sectors with offices in Hong Kong, Beijing and Shanghai. Au is responsible for all aspects of deal origination and execution, as well as management of staff and has been a key advisor in several high profile Chinese mergers and acquisitions.

Au earned a master’s in Business Administration from Harvard University and a Bachelor of Arts Degree from Columbia University.

“Frank brings extensive contacts and solid relationships in the 3G mobile content market and the online game industry,” said Peter Yip, CEO of CDC Corporation and CDC Games. “As a result, this is a very timely appointment since CDC Mobile is expanding its offerings to include the rapidly growing 3G markets in North Asia, including China, and CDC Games is launching new online games as they position to be a leading developer and publisher of online games in China.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games

CDC Games is one of the market leaders of online and mobile games in China with 50 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a (U.S.) $100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the future growth by CDC Software and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the enterprise software industry, and competitive products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise

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